Tellurian reports second quarter 2019 results
HOUSTON, Texas — (BUSINESS WIRE) August 7, 2019 — Tellurian Inc. (Tellurian) (NASDAQ: TELL) continues to build its integrated global natural gas business. Notable Tellurian achievements during the second quarter of 2019 and thereafter:
Commercial

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Entered into definitive agreements with subsidiaries of Total S.A. (Total) for a $500 million equity investment in Driftwood Holdings LP, and related purchase of liquefied natural gas (LNG). These agreements are filed with Tellurian’s second quarter 10-Q filing. Along with Total’s previously announced agreement to purchase approximately $200 million of Tellurian common stock, Total’s aggregate investment in the Tellurian portfolio will be approximately $907 million at final investment decision (FID) for Driftwood.

•	Continue to advance negotiations for the sale of LNG and interests in Driftwood Holdings with several counterparties.

•	Secured $75 million term loan for general corporate purposes.
Regulatory

•	Received all major permits required for construction and operation of the Driftwood terminal and pipeline.
Pipeline

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Completed binding open seasons for the Permian Global Access Pipeline (PGAP), the Haynesville Global Access Pipeline (HGAP), and the Delhi Connector Pipeline (DCPL), all resulting in over-subscribed indications of interest. Tellurian anticipates finalizing precedent agreements and beginning the pre-filing process with the Federal Energy Regulatory Commission (FERC) in the next quarter for PGAP.

President and CEO Meg Gentle said, “Total’s commitment and investment in Tellurian has set an international standard for a joint venture partnership that will deliver low-cost U.S. LNG supply to the world beginning in 2023. Tellurian has executed a thorough set of documents and we are using those as a template to secure further agreements with partners. We are preparing to launch the project finance debt syndication, which we expect to take the remainder of the year.”

Estimated Driftwood project timeline

Catalyst	Estimated Timeline
Driftwood final investment decision	2019
Begin construction	2019
Begin operations	2023
Financial results
Tellurian ended its second quarter of 2019 with approximately $104.0 million of cash and cash equivalents and approximately $114.2 million in debt. Tellurian has a strong balance sheet consisting of approximately $417.4 million in assets.
Tellurian reported a net loss of approximately $40.5 million, or $0.19 per share (basic and diluted), for the three months ended June 30, 2019.

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com

About Tellurian Inc.
Tellurian was founded by Charif Souki and Martin Houston and is led by President and CEO Meg Gentle. Tellurian intends to create value for shareholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide. Tellurian is developing a portfolio of natural gas production, LNG trading, and infrastructure that includes an ~ 27.6 mtpa LNG export facility and an associated pipeline. Tellurian is based in Houston, Texas, and its common stock is listed on the Nasdaq Capital Market under the symbol “TELL”.
For more information, please visit www.tellurianinc.com.
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CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “initial,” “intend,” “may,” “plan,” “potential,” “project,” “proposed,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements herein relate to, among other things, the capacity, timing, and other aspects of the Driftwood project, investments in that project, a potential equity investment by Total in the Driftwood project and Tellurian, a potential purchase by Total of LNG from the Driftwood terminal, the project finance process and pipeline development matters. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include the matters discussed in Item 1A of Part I of the Annual Report on Form 10-K of Tellurian for the fiscal year ended December 31, 2018, and other Tellurian filings with the Securities and Exchange Commission, all of which are incorporated by reference herein. There can be no assurance that contemplated transactions will be completed as planned. FID is subject to the completion of financing arrangements that may not be completed within the time frame expected or at all. Achieving FID will require substantial amounts of financing in addition to that contemplated by the agreements described in this press release. The forward-looking statements in this press release speak as of the date of this release. Although Tellurian may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.
Earnings podcast
On or before August 9, 2019, Tellurian will post to its website, tellurianinc.com, a podcast discussing its results of operations and financial condition as of and for the quarter ended June 30, 2019 and other aspects of its business and operations. The podcast may be found under the “News and presentations” tab.
Contact

Media: Joi Lecznar SVP Public Affairs and Communication Phone +1.832.962.4044 joi.lecznar@tellurianinc.com	Investors: Amit Marwaha Director, Investor Relations Phone +1.832.485.2004 amit.marwaha@tellurianinc.com

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com